Exhibit 99.1
REGENT COMMUNICATIONS REPORTS FOURTH QUARTER 2009 RESULTS
Cincinnati, OH, March 31, 2010 — Regent Communications, Inc. (O.T.C: RGCIQ.PK) announced today unaudited financial results for the fourth quarter and year ended December 31, 2009.
For the fourth quarter of 2009, net broadcast revenues decreased 10.1% to $21.3 million from $23.7 million during the fourth quarter of 2008. For the same period, station operating expenses decreased 5.5% to $14.0 million in 2009 compared to $14.8 million in 2008. The Company reported a net loss of $14.2 million for the quarter, or $0.35 per share, compared with a reported net loss of $75.4 million, or $1.93 per share, in the same period last year. Results for 2009 were significantly impacted by a pre-tax non-cash impairment charge of $12.8 million related to the Company’s review of its indefinite-lived intangible assets and goodwill. Results for the fourth quarter 2008 were significantly impacted by the recording of a tax valuation allowance of approximately $73.3 million, as the Company was unable to conclude that it was more likely than not that its deferred tax assets would be realized.
For the year ended December 31, 2009, net broadcast revenues decreased 12.7% to $84.1 million compared to $96.3 million in 2008. For the same period, station operating expenses decreased 6.7% to $57.3 million in 2009 from $61.4 million in 2008. The Company reported a net loss of $44.0 million for the year ended December 31, 2009, or $1.08 per share, compared with a reported net loss of $119.0 million, or $3.06 per share, in 2008. Results for 2009 and 2008 include pre-tax non-cash impairment charges of $44.6 million and $67.5 million respectively, related to the Company’s review of its indefinite-lived intangible assets and goodwill. Results for the full year 2008 were significantly impacted by the recording of a tax valuation allowance in the fourth quarter of 2008 of approximately $73.3 million, as the Company was unable to conclude that it was more likely than not that its deferred tax assets would be realized.
The Company and its subsidiaries are currently operating as debtors-in-possession under Chapter 11 of the U.S. Bankruptcy Code and are subject to the supervision of the U.S. Bankruptcy Court for the district of Delaware. The Company filed its First Amended Joint Plan of Reorganization and its First Amended Disclosure Statement with the Bankruptcy Court on March 22, 2010, and a confirmation hearing on its Plan is scheduled for April 9, 2010.
Below are the Company’s condensed consolidated statements of operations prepared in accordance with generally accepted accounting principles (“GAAP”) (in thousands, except per share amounts).

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008
Broadcast revenues, net of agency commissions	$21,301	$23,697	$84,141	$96,340
Station operating expenses	14,003	14,824	57,272	61,358
Corporate general and administrative expenses	2,517	1,435	9,085	6,876
Impairment of indefinite-lived intangible assets and goodwill	12,820	—	44,620	67,522
Depreciation and amortization	907	1,037	3,804	4,157
Gain on sale of stations	—	—	—	(507)
Loss on disposal of long-lived assets and other	59	270	46	267

Operating (loss) income	(9,005)	6,131	(30,686)	(43,333)
Interest expense	(3,126)	(2,900)	(10,283)	(11,818)
Realized and unrealized (loss) gain on derivatives, net	(2,032)	(6,621)	(2,936)	(8,717)
Impairment of note receivable and other	—	(76)	(50)	(1,028)
Other income (expense), net	33	(9)	185	(117)

Loss from continuing operations before income taxes	(14,130)	(3,475)	(43,770)	(65,013)
Income tax expense	(74)	(71,902)	(212)	(54,389)

Loss from continuing operations	(14,204)	(75,377)	(43,982)	(119,402)
Gain on discontinued operations, net of income tax	—	9	—	411

Net loss	($14,204)	($75,368)	($43,982)	($118,991)

Basic and fully diluted net loss per common share	($0.35)	($1.93)	($1.08)	($3.06)
Non-GAAP Financial Measures
Regent utilizes certain financial measures that are not calculated in accordance with GAAP to assess its financial performance. The non-GAAP performance and liquidity measures presented in this release are station operating income, same station net broadcast revenue, adjusted same station net broadcast revenue, same station operating income, and free cash flow. Regent’s management believes these non-GAAP measures provide useful information to investors, as discussed in more detail below, regarding Regent’s financial condition and results of operations and liquidity; however, these measures should not be considered as an alternative to net broadcast revenue, operating (loss) income, net loss, or cash provided by operating activities as an indicator of Regent’s performance or liquidity.
Station operating income
Fourth quarter 2009 station operating income decreased 17.8% to approximately $7.3 million from $8.9 million in the same period in 2008. For the twelve months ended December 31, 2009, station operating income decreased 23.2% to $26.9 million from $35.0 million reported for the same period in 2008.

The Company believes that station operating income is a performance measure that helps investors better understand the financial health of our radio stations. Further, Regent and other media companies have traditionally been measured by analysts and other investors on their ability to generate station operating income. The following table reconciles operating (loss) income, which the Company believes is the most directly comparable GAAP financial measure, to station operating income (in thousands):

	Three Months Ended		Year Ended
	December 31,		December 31,
Station operating income	2009	2008	2009	2008
Operating (loss) income	($9,005)	$6,131	($30,686)	($43,333)

Plus:
Depreciation and amortization	907	1,037	3,804	4,157
Loss on disposal of long-lived assets and other	59	270	46	267
Impairment of indefinite-lived intangible asset and goodwill	12,820	—	44,620	67,522
Corporate general and administrative expenses	2,517	1,435	9,085	6,876

Less:
Gain on sale of stations	—	—	—	507

Station operating income	$7,298	$8,873	$26,869	$34,982

Same station results
On a same station basis, which includes results from stations owned and operated in continuing operations during the entire fourth quarter for both the 2009 and 2008 periods and excludes barter, net broadcast revenue for the fourth quarter of 2009 decreased 10.3% to $20.2 million from $22.6 million in the fourth quarter of 2008. Same station operating income decreased 17.3% to $7.3 million in the fourth quarter of 2009 compared to $8.9 million in the fourth quarter of 2008.
The Company believes that a same station presentation is important to investors as it provides a measure of performance of radio stations that were owned and operated by Regent in the fourth quarter of 2008 as well as the current quarter, and eliminates the effect of acquisitions and dispositions on comparability. Additionally, the Company has excluded barter in this comparison as barter customarily results in volatility between quarters, although differences over the full year are not material. The following tables reconcile net broadcast revenue and operating (loss) income to same station net broadcast revenue and same station operating income (in thousands).

	Three Months Ended
	December 31,
Same Station Net Broadcast Revenue	2009	2008
Net broadcast revenue	$21,301	$23,697

Less:
Net results of stations not included in same station category (1)	—	—
Barter transactions	1,054	1,131

Same station net broadcast revenue	$20,247	$22,566

(1)	All stations owned in 2008 were owned in 2009.

	Three Months Ended
	December 31,
Same Station Operating Income	2009	2008
Operating (loss) income	($9,005)	$6,131

Plus:
Depreciation and amortization	907	1,037
Loss on disposal of long-lived assets and other	59	270
Impairment of indefinite-lived intangible assets and goodwill	12,820	—
Corporate general and administrative expenses	2,517	1,435

Station operating income	7,298	8,873

Adjustments:
Net results of stations not included in same station category (1)	—	—
Barter transactions	22	(22)

Same station operating income	$7,320	$8,851

(1)	All stations owned in 2008 were owned in 2009.
Free cash flow
Free cash flow is defined as net loss plus depreciation, amortization, and other non-cash expenses, less maintenance capital expenditures and net gains on the sale of stations and disposal of long-lived assets. Free cash flow decreased to approximately $0.1 million in the fourth quarter of 2009, from approximately $3.8 million in the fourth quarter of 2008. For the year ended December 31, 2009, free cash flow decreased to $1.7 million from $14.1 million in 2008.
The Company believes that free cash flow is a liquidity measure that helps investors evaluate the ability of the Company to generate excess cash flow for investing and financing uses. The following table displays how the Company calculates free cash flow (in thousands).

	Three Months Ended		Year ended
	December 31,		December 31,
Free Cash Flow	2009	2008	2009	2008
Net loss	($14,204)	($75,368)	($43,982)	($118,991)

Add:
Depreciation and amortization	907	1,037	3,804	4,157
Impairment of indefinite-lived intangible assets and goodwill	12,820	—	44,620	67,522
Non-cash unrealized loss on derivatives	259	6,080	—	6,540
Non-cash interest expense	116	132	465	582
Loss on disposal of long-lived assets and other	—	231	—	179
Non cash tax expense	—	73,260	—	73,260
Other items, net (1)	227	279	642	2,151

Less:
Non-cash unrealized gain on derivatives	—	—	3,190	—
Non-cash gain on sale of radio stations	—	—	—	1,155
Non-cash tax benefit	—	1,535	—	18,934
Maintenance capital expenditures	25	248	645	1,101
Digital upgrade capital expenditures	—	76	—	146

Free cash flow	$100	$3,792	$1,714	$14,064

(1)	Includes: non-cash compensation; barter; and loss on the disposal or impairment of long-lived assets
The most directly comparable GAAP measure to free cash flow is net cash provided by operating activities. The following table reconciles net cash provided by operating activities to free cash flow (in thousands):

	Three Months Ended		Year Ended
	December 31,		December 31,
Free Cash Flow	2009	2008	2009	2008

Net cash provided by operating activities	$3,884	$4,635	$7,012	$15,386

Less:
Changes in operating assets and liabilities	3,609	516	3,959	—
Bad debt expense	150	3	694	446

Plus:
Changes in operating assets and liabilities	—	—	—	371

Less:
Maintenance capital expenditures	25	248	645	1,101
Digital upgrade capital expenditures	—	76	—	146

Free cash flow	$100	$3,792	$1,714	$14,064

Regent Communications is a radio broadcasting company focused on acquiring, developing and operating radio stations in mid-sized markets. Regent owns and operates 62 stations located in 13 markets. Regent Communications, Inc. shares are traded O.T.C. under the symbol “RGCIQ.PK.”
This press release includes certain forward-looking statements with respect to Regent Communications, Inc. for which it claims the protections of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve certain risks and uncertainties and include statements preceded by, followed by or that include words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “project” and other similar expressions. Although Regent believes expectations reflected in these forward-looking statements are based on reasonable assumptions, such statements are influenced by financial position, business strategy, budgets, projected costs, and plans and objectives of management for future operations. Actual results and developments may differ materially from those conveyed in the forward-looking statements based on various factors including, but not limited to: changes in economic, business and market conditions affecting the radio broadcast industry, the markets in which we operate, and nationally; increased competition for attractive radio properties and advertising dollars; increased competition from emerging technologies; fluctuations in the cost of operating radio properties; the Company’s ability to manage growth; the Company’s ability to effectively integrate its acquisitions; potential costs relating to stockholder demands; changes in the regulatory climate affecting radio broadcast companies; cancellations, disruptions or postponement of advertising schedules in response to national or world events; and the Company’s ability to regain and maintain compliance with the terms of its credit facilities or to refinance or restructure such obligations. Further information on other factors that could affect the financial results of Regent Communications, Inc. is included in Regent’s filings with the Securities and Exchange Commission. These documents are available free of charge at the Commission’s website at http://www.sec.gov and/or from Regent Communications, Inc.
Contact:

Tony Vasconcellos Executive Vice President and Chief Financial Officer Regent Communications, Inc. 859-292-0030	Chris Plunkett Brainerd Communicators, Inc. 212-986-6667